EXHIBIT 11



           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                       FOR THE YEAR ENDED OCTOBER 31, 1997





                                                                    Fully
                                                     Primary       Diluted

SHARES

  Weighted average number of common shares
   outstanding                                      3,434,008      3,434,008
  Exercise of options and warrants, using
   the treasury stock method                          856,070      1,078,603
                                                      -------      ---------
        Common and common equivalent shares used
         to compute net income per share            4,290,078      4,512,611
                                                    =========      =========


NET INCOME

  Net income                                       $2,136,673     $2,136,673
  Interest income, net of taxes, on proceeds of
   exercise of options and warrants, using the
   treasury stock method                               91,543         10,009
                                                    ---------       --------
        Net income used for computing net income
         per share                                 $2,228,216     $2,146,682
                                                   ==========     ==========

           Net income per share                    $  .52          $  .48
                                                     ======         ======